SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549


                                  FORM 12b-25



                        Commission File Number 1-15303



                   ----------------------------------------

                          NOTIFICATION OF LATE FILING

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                                 (Check One):
               [ X ] Form 10-K   [  ] Form 11-K   [  ] Form 20-F
              [  ] Form 10-Q   [  ] Form N-SAR   [  ] Form 10K-SB




                     For Period Ended:   DECEMBER 31, 2000

                  [   ]  Transition Report on Form 10-K
                  [   ]  Transition Report on Form 20-F
                  [   ]  Transition Report on Form 11-K
                  [   ]  Transition Report on Form 10-Q
                  [   ]  Transition Report on Form N-SAR



For the Transition Period Ended: ______________________________



     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ________________




















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


                                    PART I
                            REGISTRANT INFORMATION



                                 ENTRADE, INC.
                            -----------------------
                            Full Name of Registrant


                                      N/A
                           -------------------------
                           Former Name if Applicable


                              500 CENTRAL AVENUE
           ---------------------------------------------------------
           Address of Principal Executive Office (Street and Number)


                          NORTHFIELD, ILLINOIS 60093
                          ---------------------------
                           City, State and Zip Code




                                    PART II
                            RULES 12b-25(b) AND (c)


     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the
following should be completed. (Check appropriate box.) [ X ] Yes  [   ] No

[ X ] (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ] (b)   The subject annual report, semi-annual report, transition
            report on Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ] (c)   The accountant's statement or other exhibit required by
            Rule 12b-25(c) has been attached if applicable.




                                   PART III
                                   NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company is in the process of : (i) incorporating disclosures regarding recent events material to the Company's business; and (ii) finalizing financial disclosure information for the period ended December 31, 2000, and will be unable to file its annual report on Form 10-K by April 2, 2001, the required filing date, without unreasonable effort or expense.





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


                                    PART IV
                               OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification

      Norman Smagley                       (847) 441-6650
      -------------------------------------------------------------------
      (Name)                               (Area Code) (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
      [ X ] Yes  [  ] No


(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
thereof?  [   ] Yes  [ X ] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.










































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


                                 ENTRADE, INC.
                 --------------------------------------------
                 (Name of Registrant as Specified in Charter)



     Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                         ENTRADE INC.


                         By:   /s/ Norman Smagley
                               -----------------------------------
                               Name:       Norman Smagley
                               Title:      Chief Financial Officer



Date:  April 2, 2001



Instruction:   The form may be signed by an executive officer of the
registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

     Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001)


































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